Exhibit 99.1

IMPORTANT NOTICE

To the Directors and Executive Officers of Alfa Corporation

in Connection with the Proposed Blackout Period under the

Alfa Mutual Insurance Company 401(k) Savings and Profit Sharing Plan

As you may know, upon the closing of the merger of Alfa Corporation (the “Company”), under which the Company will become a wholly owned subsidiary of Alfa Mutual Insurance Company and Alfa Mutual Fire Insurance Company, the Alfa stock fund will no longer be available as an investment option under the 401(k) Plan.

Due to the pending merger, the stock fund will be closed at 4:00 p.m. Eastern time on April 10, 2008. Following the closing of the merger, the shares held in the stock fund will be converted to cash, which will be frozen in the fund until its transfer to an SEI Age-Based Portfolio during the week of April 21, 2008. In addition, all accounts under the 401(k) Plan (whether or not involving the stock fund) will be blacked out for one business day during the week of April 21, 2008. On this day, plan participants will temporarily be unable to conduct transactions such as loans, withdrawals, investment election changes or enrollments. This period of time is commonly referred to as a “blackout period.” It is expected that the blackout period will end no later than April 25, 2008.

If you are a participant in the 401(k) Plan, you should have already received a letter from SEI Investments Management Corp. regarding the imposition of the blackout period.

This notice is to inform you of additional restrictions that apply to you during the blackout period because of your status as an executive officer or director of the Company. Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR, all directors and executive officers of the Company are prohibited from purchasing, selling or otherwise acquiring or transferring any Alfa Corporation common stock during the blackout period if the stock was acquired in connection with service or employment as a director or executive officer of the Company. Accordingly, during the blackout period you may not:

•	acquire Alfa stock if the acquisition is in connection with service or employment as a director or executive officer of the Company; or

•	dispose of Alfa stock if the disposition involves Alfa stock acquired in connection with service or employment as a director or executive officer of the Company.

We recognize that due to the pending merger, it is unlikely you will acquire or transfer any Alfa stock during this time, but we are required by law to provide this notice to you. Please note that this trading prohibition does not apply to your disposition of shares pursuant to the merger. As noted above, the blackout period will begin on April 10, 2008 and is expected to end not later than April 25, 2008.

If you have questions specific to the blackout dates, you should call SEI Participant Account Services at 1-877-345-4181. If you have any questions regarding this notice or the trading prohibition, you should contact Jeff Bradwell, Assistant General Counsel of the Company, at 2108 East South Boulevard, Montgomery, Alabama 36191, Telephone (334) 613-4795.